Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Gavin Bell - VP, Investor Relations
205-944-1312

HIBBETT REPORTS FIRST QUARTER RESULTS

•Q1 Diluted Earnings Per Share of $2.89; Reiterating Full Year Comparable Sales and Diluted EPS Guidance
•Delivers Low Double-Digit Q1 Operating Income of 12.0%
•Q1 Comparable Sales Decline 18.9% Versus Prior Year; Comparable Sales Increase 22.9% Versus Q1 of Fiscal 2020 (pre-pandemic)

BIRMINGHAM, Ala. (May 27, 2022) - Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its first quarter ended April 30, 2022, and business updates.

Mike Longo, President and Chief Executive Officer, stated, “During the first quarter, our team effectively executed our strategic plan and delivered comparable store sales and financial results in line with our expectations. As we’ve previously discussed, our customers spending habits were affected by lower discretionary income due to the absence of stimulus payments received in the first quarter of last year. We are pleased to report that the supply chain disruption we experienced at the end of last year has improved and our current inventory position is strong and consistent with our forecast.”

Mr. Longo continued, “Our inventory increased by approximately $94 million during the first quarter, with a significant portion arriving late in the quarter. As a result, we have improved our inventory levels in a number of high demand products and are well positioned to achieve our sales targets moving forward. We also remain on plan to open 30 to 40 net new stores in underserved areas with little or no competition. This approach has proven to be a significant competitive advantage for us, and our team remains disciplined in the site selection process. Additionally, we believe the investments we made to build our Hibbett and City Gear brands will continue to drive results as market conditions improve. As always, we continue to manage our business for the long-term and strive to create sustainable revenue and profitability growth.”

Finally, Mr. Longo concluded, “Looking ahead, we remain on track to achieve the Fiscal 2023 guidance we outlined last quarter. Driving these results is our best-in-class omni-channel business model and our superior in-store customer service, which combined with a compelling merchandise assortment, differentiates Hibbett in the marketplace and keeps us top of mind for our increasingly loyal customer base. As we move through the year, we remain committed to leveraging our proven business model to optimize our performance over the long run and deliver greater value to our stockholders.”

First Quarter Results

Net sales for the 13-weeks ended April 30, 2022, decreased 16.3% to $424.1 million compared with $506.9 million for the 13-weeks ended May 1, 2021. The prior year first quarter received a significant boost from stimulus funds that did not reoccur in the current period. Comparable sales decreased 18.9% versus the prior year but increased by 22.9% in relation to the first quarter of Fiscal 2020, the most relevant comparable period prior to the COVID-19 pandemic. Brick and mortar comparable sales declined 22.0% while e-commerce sales increased 4.1% on a year-over-year basis. In relation to the first quarter of Fiscal 2020, brick and mortar comparable sales increased 13.6% and e-commerce sales grew 116.9% over a three-year period. E-commerce represented 14.6% of total net sales for

Exhibit 99.1
the 13-weeks ended April 30, 2022, compared to 11.7% in the 13-weeks ended May 1, 2021, and 8.3% of total net sales for the 13-week period ended May 4, 2019.

Gross margin was 37.0% of net sales for the 13-weeks ended April 30, 2022, compared with 41.4% of net sales for the 13-weeks ended May 1, 2021. The approximate 440 basis point decline was driven by deleverage of store occupancy of approximately 160 basis points, higher average product cost of approximately 150 basis points and increased freight and transportation costs of approximately 130 basis points.

Store operating, selling and administrative (“SG&A”) expenses were 22.5% of net sales for the 13-weeks ended April 30, 2022, compared with 18.1% of net sales for the 13-weeks ended May 1, 2021. The approximate 440 basis point increase is primarily the result of deleverage from the year-over-year sales decline and increased costs associated with advertising, professional services and supplies necessary to support a larger store base and increased e-commerce volume.

Net income for the 13-weeks ended April 30, 2022, was $39.3 million, or $2.89 per diluted share, compared with net income of $84.8 million, or $5.00 per diluted share, for the 13-weeks ended May 1, 2021.

For the 13-weeks ended April 30, 2022, we opened nine net new stores, bringing the store base to 1,105 in 35 states.

As of April 30, 2022, we had $23.2 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet. As of April 30, 2022, we had $20.4 million of debt outstanding and $104.6 million available under our $125.0 million unsecured credit facility.

Inventory as of April 30, 2022, was $314.9 million, a 72.6% increase compared to the prior year first quarter and up 40.7% from the beginning of the quarter.

Capital expenditures during the 13-weeks ended April 30, 2022, were $16.0 million compared to $7.0 million in the 13-weeks ended May 1, 2021. Capital expenditures were predominantly related to store initiatives including new store openings, relocations, expansions, remodels and technology upgrades.

During the 13-weeks ended April 30, 2022, the Company repurchased 491,218 shares of common stock under the Stock Repurchase Program (the “Repurchase Program”) for a total expenditure of $22.4 million. The Company also paid a quarterly dividend equal to $0.25 per outstanding common share that resulted in a cash outlay of $3.3 million.

Fiscal 2023 Outlook

We expect to face a number of business and economic challenges in the 52-week fiscal year ending January 28, 2023 (“Fiscal 2023”). This includes the potential for ongoing supply chain disruptions, increases in volume and severity of COVID-19 cases, a lack of stimulus and unemployment benefits, inflation, wage pressures, geopolitical conflicts and a more cautious consumer. These factors may contribute to the complexity and volatility in forecasting Fiscal 2023 results.

Given the performance we have experienced year-to-date and our outlook for the remainder of the fiscal year, taking into consideration the factors noted above, we are reiterating our previous financial guidance for Fiscal 2023. We estimate the following full year results:

•Total net sales are expected to be relatively flat in dollars compared to our Fiscal 2022 results. This implies comparable sales are expected to be in the negative low-single digits for the full year. Brick and mortar comparable sales are expected to be in the negative low-single digit range while e-commerce revenue is anticipated to be in the positive mid-single digit range.
•It is anticipated that comparable sales will be in the negative low-teen range in the first half of the year with an expectation of positive high-single digit comp sales in the second half of the year. Sales forecasts are based on assumptions that as the year progresses, supply chain disruptions moderate, the timing of

Exhibit 99.1
inventory receipts becomes more consistent and predictable, and our overall inventory position remains strong.
•Net new store growth is expected to be in the range of 30 to 40 stores with units spread relatively evenly throughout the year.
•As a result of potential supply chain disruption, higher freight costs, a higher mix of e-commerce sales, inflationary pressures and some deleverage of store occupancy costs, gross margin as a percent of net sales is anticipated to decline by approximately 130 to 160 basis points compared to Fiscal 2022 results. This expected full year gross margin range of 36.6% to 36.9% is above pre-pandemic levels. We expect gross margin results in comparison to the prior year will become more favorable as the year progresses.
•SG&A as a percent of net sales is expected to increase by 70 to 100 basis points in comparison to Fiscal 2022 results due to wage inflation, deleverage of fixed costs driven by relatively flat sales expectations and annualization of back-office infrastructure investments in Fiscal 2022. The expected full year SG&A expense range of 23.3% to 23.6% as a percent of net sales is below pre-pandemic levels. We expect year-over-year quarterly SG&A comparisons will become less challenging in the back half of the year due to an expectation of an improving inventory and sales environment.
•Operating income is expected to be in the low double-digit range as a percent of sales, also above pre-pandemic levels.
•Diluted earnings per share are anticipated to be in the range of $9.75 - $10.50 using an estimated full year tax rate of 24.5% and an estimated weighted average diluted share count of 13.5 million.
•Capital expenditures are anticipated to be in the range of $60 to $70 million dollars with a focus on new store growth, remodels and additional technology and infrastructure investments.
•Our capital allocation strategy continues to include stock repurchases and recurring quarterly dividends in addition to the capital expenditures noted above.

Investor Conference Call and Simulcast

Hibbett, Inc. will host a webcast at 10:00 a.m. ET on Friday, May 27, 2022, to discuss first quarter results. The webcast of Hibbett’s earnings review and a slide deck of supporting information that will be referenced during the webcast will be available at https://investors.hibbett.com/ under the News & Events section. A replay of the webcast will be available for 30 days.

About Hibbett, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,105 Hibbett and City Gear specialty stores located in 35 states nationwide as of April 30, 2022. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram and Twitter.

Exhibit 99.1
Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our Fiscal 2023 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, the impact of the COVID-19 pandemic on our business, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry, including the possible effects of inflation; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; future reliability of, and cost associated with, disruptions in the global supply chain and the potential impacts on our domestic and international sources of product, including the actual and potential effect of tariffs on international goods imposed by the United States and other potential impediments to imports; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises, including the COVID-19 pandemic, or other significant or catastrophic events such as extreme weather, natural disasters or climate change; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; labor availability and cost; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from an acquisition, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended
	April 30, 2022		May 1, 2021
		% to Sales		% to Sales
Net sales	$424,051		$506,861
Cost of goods sold	267,218	63.0%	296,898	58.6%
Gross margin	156,833	37.0%	209,963	41.4%
Store operating, selling and administrative expenses	95,596	22.5%	91,739	18.1%
Depreciation and amortization	10,518	2.5%	8,074	1.6%
Operating income	50,719	12.0%	110,150	21.7%
Interest expense, net	72	—%	99	—%
Income before provision for income taxes	50,647	11.9%	110,051	21.7%
Provision for income taxes	11,300	2.7%	25,285	5.0%
Net income	$39,347	9.3%	$84,766	16.7%

Basic earnings per share	$2.98		$5.19
Diluted earnings per share	$2.89		$5.00

Weighted average shares:
Basic	13,224		16,325
Diluted	13,612		16,966

Percentages may not foot due to rounding.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	April 30, 2022	January 29, 2022	May 1, 2021
Assets
Cash and cash equivalents	$23,221	$17,054	$270,852
Inventories, net	314,861	221,219	182,371
Other current assets	30,456	38,741	21,833
Total current assets	368,538	277,014	475,056

Property and equipment, net	153,993	145,967	107,501
Operating right-of-use assets	250,522	243,751	215,804
Finance right-of-use assets, net	2,348	2,186	3,092
Tradename intangible asset	23,500	23,500	23,500
Deferred income taxes, net	3,236	7,187	12,264
Other noncurrent assets	3,477	3,612	3,542
Total assets	$805,614	$703,217	$840,759

Liabilities and Stockholders’ Investment
Accounts payable	$164,294	$85,647	$105,888
Operating lease obligations	65,054	68,521	58,875
Credit facility	20,415	—	—
Finance lease obligations	1,034	975	977
Accrued expenses	25,001	39,721	44,744
Total current liabilities	275,798	194,864	210,484

Long-term operating lease obligations	219,296	212,349	185,326
Long-term finance lease obligations	1,516	1,427	2,381
Other noncurrent liabilities	2,898	3,062	3,102
Stockholders’ investment	306,106	291,515	439,466
Total liabilities and stockholders’ investment	$805,614	$703,217	$840,759

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended
	April 30, 2022	May 1, 2021
Sales Information
Net sales (decrease) increase	(16.3)%	87.8%
Comparable store sales (decrease) increase	(18.9)%	87.3%

Store Count Information
Beginning of period	1,096	1,067
New stores opened	9	6
Rebranded stores	1	—
Stores closed	(1)	(2)
End of period	1,105	1,071

Estimated square footage at end of period (in thousands)	6,252	6,041

Balance Sheet Information
Average inventory per store	$284,942	$170,281

Share Repurchase Information
Shares purchased under our Program	491,218	541,283
Cost (in thousands)	$22,399	$37,314
Settlement of net share equity awards	45,993	41,120
Cost (in thousands)	$2,069	$2,846